Cash Incentive Plan for 2010

The following is a summary of the incentive periods, performance targets, and calculation of cash incentive awards established by the Compensation Committee for 2010.

Incentive Periods

(1)
Annual Incentive Period.  There shall be one annual incentive period (“Annual Incentive Period”) and 50% of an Executive’s aggregate target bonus will be earned based on performance in the Annual Incentive Period.  In the event performance for the Annual Incentive Period is above or below target performance, the actual amount of the cash incentive bonus paid for the Annual Incentive Period could be smaller or larger than 50% of the Executive’s aggregate target bonus as the amount of the cash incentive bonus to be paid shall be adjusted as more fully described below.

(2)
Quarterly Incentive Periods.  In addition, there shall be four quarterly incentive periods (the “Quarterly Incentive Periods”) correlating to the Company’s four fiscal quarters.  Twelve and one-half percent of an Executive’s target bonus will be earned based on performance in the Quarterly Incentive Period.  In the event performance for the Quarterly Incentive Period is above or below target performance, the actual amount of the cash incentive bonus could be smaller or larger than 12.5% of the Executive’s aggregate target bonus as the amount of the bonus to be paid shall be adjusted as more fully described below.

Performance Targets and Target Bonus Percentages

(1)
Establishment of Performance Targets.  The Compensation has established minimum, full, and stretch Operating Income Targets (“Operating Income Targets”) and minimum, full, and stretch Revenue Targets (“Revenue Target”) for each Quarterly Incentive Period and for the Annual Incentive Period.  For corporate Executives, these targets have been established for global results.  For regional Executives, these targets have also been established for regional results.

(2)
Bonus Percentages. The Committee has established a target bonus percentage (the “Bonus Percentage”) for each Executive representing a percentage of base salary as set forth on Schedule A.  Such Bonus Percentage shall be allocated to the respective Targets  as follows:

Regional Executives

Global Revenue	15%
Global Operating Income	15%
Regional Revenue	49%
Regional Operating Income	21%

Corporate

Global Revenue	50%
Global Operating Income	50%

    Cash Incentive Awards

(1)
Minimum Threshold.  In the event that the Company’s operating income is less than the minimum Operating Income Target for the applicable Incentive Period, no cash incentive award shall be paid to an Executive for such Incentive Period for global results regardless of whether the global Revenue Targets were achieved.  In the event operating income for a region is less than the minimum Operating Income Target for the region, no cash incentive award shall be paid to Executive for such Incentive Period for regional results.

(2)
Incentive Awards.  In the event the relevant Operating Income targets have been satisfied, the total Incentive Award for an Executive for any Incentive Period shall be determined by (A) multiplying the Executive’s base salary as in effect at the time of the payment of the cash incentive bonus  by the sum of all of the Adjusted Bonus Percentages applicable for such Incentive Period with respect to the targets where the required performance thresholds have been met, and (B) multiplying the result obtained in (A) above by 12.5% for Quarterly Incentive Periods, and 50% for the Annual Incentive Period.

(3)	Adjusted Bonus Percentages. Bonus Percentages shall be adjusted as follows:

a.
In the event that actual performance is less than the full target level but equal to or greater than the minimum target, then the Bonus Percentage for such Incentive Period and such Target shall be reduced in a linear manner so that there is a 50% negative adjustment to the applicable Bonus Percentage at the minimum level Target, with the adjusted bonus percentage increasing linearly to equal the applicable Bonus Percentage at the full level Target.

b.
In the event that actual performance is greater than the full level Target, the Bonus Percentage for such Incentive Period and such Target shall be adjusted so that there the Bonus Percentage increases linearly until it equals 200% of the applicable Bonus Percentage at the stretch level Target.

c.
In the event that actual performance exceeds the stretch level Target,  the Bonus Percentage for such Incentive Period and such Target shall be adjusted  in proportion to the extent to which the stretch level targets are exceeded in accordance with the following formula:

Adjusted Bonus Percentage = Bonus Percentage * [1+ ((Actual Performance)/(Stretch Level Target))]

(4)
Individual Performance Targets.  In the event the individual performance targets established for a Participant are not achieved, the Compensation Committee shall have the discretion to reduce Incentive Award payable for the annual period by up to 40%.   In addition, in the event that individual performance targets are achieved, but operating income targets are not achieved, the Compensation Committee may pay a cash incentive award based on achievement of individual targets in an amount up to 10% of the Executive aggregate Target Bonus.

(5)	Cap. Aggregate Incentive Awards for Executives shall be capped at two times their Target Bonus (i.e, Annual Salary multiplied by two times the Bonus Percentage set forth on Schedule A).

(6)
Determination of Incentive Award Payments. The Compensation Committee shall make the determination of whether a Target has been achieved and the level of Incentive Award that is payable with respect to each executive.  In determining whether a performance target has been satisfied, the targets and actual revenue and operating income results shall be calculated on constant currency basis to eliminate the impact of foreign currency fluctuations.  This shall be accomplished by using the same foreign currency exchange rates that were used in the equivalent prior-year period for purposes of establishing both the targets and actual results in order to provide clear comparison of the targets and actual results compared to prior-year results. Actual results shall also be calculated by eliminating any settlement amounts, or any accrual related to adverse decisions, with respect to the custom cases in Japan.  In the event that the accrual of an Incentive Award would result in an Operating Income Target not being achieved, but the Target would be achieved without the accrual, then the amount of bonus that will be payable shall be reduced in amount until the Operating Income Target will be achieved.

(7)
Compensation Committee Discretion.  Notwithstanding anything to the contrary, the Compensation Committee may elect not to pay or reduce an Incentive Award otherwise payable to a Participant even if the applicable Targets have been met.  Such determination may be made based on such factors that the Compensation Committee considers relevant including, without limitation, failure of such Participant to perform individual employment responsibilities at acceptable performance level or other performance related issues.